Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 29, 2012, March 19, 2013 as to the effects of the restatements discussed in Note 1 and March 31, 2014 as to the effects of discontinued operations discussed in Note 2, relating to the consolidated financial statements and financial statement schedule of Identiv, Inc. and subsidiaries (the “Company”) as of December 31, 2011 appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

/s/ Deloitte & Touche GmbH

Wirtschaftsprüfungsgesellschaft

Munich, Germany

August 22, 2014